EXHIBIT 23.1



                          [KPMG Peat Marwick LLP Letterhead]







          The Board of Directors
          Delchamps, Inc.

          We consent to the incorporation by reference in the Registration Statement regarding Delchamps, Inc.'s 1995 Director Compensation Plan on Form S-8 of Delchamps, Inc. of our reports dated August 5, 1994, relating to the consolidated balance sheets of Delchamps, Inc. and subsidiary as of July 2, 1994 and July 3, 1993, the related consolidated statements of earnings, stockholder's equity and cash flows, and the supplementary financial statement schedules for each of the years in the three-year period ended July 2, 1994, which reports appear in the July 2, 1994 annual report on Form 10-K of Delchamps, Inc.





                                             KPMG Peat Marwick LLP


          Atlanta, Georgia
          November 10, 1994